EXHIBIT 11

                 CHALLENGER INTERNATIONAL, LTD. AND SUBSIDIARIES

                        CALCULATION OF EARNINGS PER SHARE

                                   (unaudited)



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                                                            THREE MONTHS      THREE MONTHS      NINE MONTHS       NINE MONTHS
                                                                ENDED            ENDED             ENDED             ENDED
                                                               JULY 31          JULY 31           JULY 31           JULY 31
                                                           ---------------- ----------------- ----------------- -----------------
                                                                1995              1994              1995              1994
                                                           ---------------- ----------------- ----------------- -----------------

  Primary and Fully Diluted Loss Per Share
  ----------------------------------------
  Shares in issue beginning of period                           10,583,142         9,863,142       10,583,142        10,916,475
  Shares issued (weighted average)                                 374,541            63,562          374,541             2,778
                                                           ---------------- ----------------- ----------------- -----------------
         Weighted average shares in issue end of period         10,947,683         9,926,704       10,947,683        10,919,253

  Dilutive Common Stock Equivalents
             (weighted average)
         Savage Arms Series A convertible redeemable
             preferred stock (weighted average)                          -           600,000                -           600,000
         Savage Arms Series C convertible redeemable
             preferred stock (weighted average)                    160,991           160,991          160,991           160,991
         Other stock options using treasury stock method           562,911           306,116          363,949           387,143
                                                              --------------  --------------   --------------   ---------------
  Total weighted average common shares and
             common stock equivalents                           11,681,585        10,993,811       11,482,624        11,074,838
                                                             ================  =============   ==============   ===============

  NET INCOME (LOSS) FOR PERIOD
             (thousands of U.S. Dollars)                     $        (430)    $       1,097   $          681   $         2,059
                                                             ================  ==============  ==============   ===============


  EARNINGS (LOSS) PER  SHARE                                 $       (0.04)    $        0.10   $         0.06   $          0.19
                                                             ================  ==============  ==============   ===============

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